EXHIBIT 99.1

                                                             PRESS RELEASE





[QNB LOGO]                                                      P.O. Box 9005
                                                    Quakertown, PA 18951-9005
                                                             TEL 215-538-5600
                                                             FAX 215-538-5765
                                                                  www.QNB.com



                             FOR IMMEDIATE RELEASE

          QNB CORP. ANNOUNCES CASH DIVIDEND AND TWO-FOR-ONE STOCK SPLIT

QUAKERTOWN, PA (August 19, 2003). At a meeting of the Board of Directors of QNB Corp., held on August 19, 2003, the Directors of the Corporation declared a quarterly cash dividend of $0.33 per share. The dividend is payable September 26, 2003 to shareholders of record September 5, 2003.

In addition the Board of Directors approved and adopted an Amendment to the Corporation's Articles of Incorporation. The Amendment changes the par value per share of Common Stock from $1.25 per share to $0.625 per share and increases the number of authorized shares of the Corporation's Common Stock from 5,000,000 shares to 10,000,000 shares, thereby effecting a two-for-one split of the Corporation's Common Stock. Articles of Amendment containing the amendment to the Articles of Incorporation will be filed with the Commonwealth of Pennsylvania, Department of State, Corporation Bureau. The Amendment to the Articles of Incorporation and the two-for-one stock split will become effective at 12:01 a.m., prevailing time, on October 15, 2003.

QNB Corp. is the parent bank holding company of The Quakertown National Bank. The continued growth of the Bank and the Corporation's commitment to strategically plan for the future have made the increase in the number of authorized shares of the Corporation's Common Stock necessary. The stock split will afford the Corporation and the Bank more financial flexibility in order:
(1) to make the Common Stock more affordable to persons in the communities served by the Corporation and its subsidiary and, as a desired result thereof, enhance the trading volume and marketability of the shares; and (2) to provide the Corporation with as much flexibility as possible to issue shares of Common Stock for proper corporate purposes, including financing, capital enhancement, acquisitions, stock splits, stock dividends, employee incentive plans and other similar purposes.

QNB Corp. is the parent company of The Quakertown National Bank. The Bank has more than $500 million in assets and seven office locations serving Upper Bucks, Southern Lehigh and Northern Montgomery Counties.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially form those set forth in such statements due to various factors. These factors include the possibility that increased demand or prices for the company's financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.

                                      # # #
Contact: Thomas J. Bisko
215-538-5612